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                                                                     Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              Decode genetics, INC.


      Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned corporation (the "Corporation") executes this Certificate of Amendment of its Amended and Restated Certificate of Incorporation.

      1. Section 4.1 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

            "4.1 Authorized Shares. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Ninety-Two Million Six Hundred Forty-One Thousand Nine Hundred Twenty-Six (92,641,926) shares, Sixty Million (60,000,000) shares of which shall be Common Stock (the "Common Stock") and Thirty-Two Million Six Hundred Forty-One Thousand Nine Hundred Twenty-Six (32,641,926) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share, and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share."


      2. Section 4.4 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

            "4.4 Designation of Preferred Shares. Eleven Million Forty-One Thousand, Nine Hundred Twenty-Six (11,041,926) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), Ten Million Three Hundred Thousand (10,300,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), and Four Million Five Hundred Eighty-three Thousand Three Hundred Thirty-four (4,583,334) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred")."

      3. Section 4.5.4(j)(iv) of the Amended and Restated Certificate of
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Incorporation is amended to provide in its entirety as follows:

                  "(iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4.5.4(j), whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of the Series A Preferred, the Series B Preferred and the Series C Preferred; (B) up to 5,000,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the respective Original Issue Dates of the Series A Preferred, the Series B Preferred and the Series C Preferred to employees, officers or directors of, or consultants and advisors to, the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;
      (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding, or securities issued pursuant to any rights or agreements outstanding, as of the respective Original Issue Dates of the Series A Preferred, the Series B Preferred and the Series C Preferred; and (D) up to an aggregate of 200,000 shares of Common Stock and/or options, warrants or other Common Stock purchase rights (including the right to obtain Common Stock upon the conversion of convertible securities), and the Common Stock issued pursuant to such options, warrants or other rights, which are issued in connection with contractual arrangements with corporate partners or collaborators and/or charitable donations and which, in either case, the Board of Directors determines to be in the best interest of the Corporation. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4.5.4(j), into the aggregate consideration received, or deemed to have been received, by the Corporation for such issue under this Section 4.5.4(j), for such Additional Shares of Stock."

      4. Section 4.5.4(m) of the Amended and Restated Certificate of Incorporation is amended to add a subsection (iv), which provides in its entirety as follows:

            "(iv) Upon the conversion of the Series A Preferred,


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      Series B Preferred and Series C Preferred as described in Section
      4.5.4(m)(ii), all shares of Series A Preferred, Series B Preferred and Series C Preferred which are authorized but not outstanding, whether unissued or held in treasury, shall be eliminated from the shares of Preferred Stock which the Corporation shall be authorized to issue."

       5. Section 5.1 of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

            "5.1  Board of Directors.

                  5.1.1 The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of one or more members, the number thereof to be determined in the manner provided in the Bylaws.

                  5.1.2 The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  5.1.3 Upon the closing of a Qualified Public Offering, and the conversion of all of the Corporation's outstanding Preferred Stock to Common Stock, the Board of Directors shall be divided into three classes, which are hereby designated as Class A, Class B and Class C respectively, as nearly equal in number as the then total number of directors constituting the whole Board permits. At the next annual meeting of the stockholders following the creation of classes of directors, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders following such initial classification and election, directors in numbers equal to the number of the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders. Each director shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. "

      6. The foregoing amendments have been duly adopted in accordance with the provisions Section 242(b) of the Delaware General Corporation Law.


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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of its Amended and Restated Certificate of Incorporation to be duly executed in its corporate name on this 30th day of May, 2000.


                              deCODE genetics, Inc.


                                    By:  /s/ Kari Stefansson
                                         --------------------------------
                                         Kari Stefansson, President


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